Exhibit 99.4
Consent
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Special Diversified Opportunities Inc. (the “Company”), the undersigned hereby consents to being named and described, in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed under the Securities Act, as a person expected to be appointed to serve as a director of the Company, effective as of the closing of the Contribution and Exchange (as defined in the prospectus included in the Registration Statement). The undersigned also consents to the filing or attachment of this consent with the Registration Statement and any amendment or supplement thereto.
IN WITNESS WHEREOF, the undersigned has executed this consent as of the 27th day of January, 2017.
/s/ David Glazek
David Glazek